Exhibit 3.30

AMENDED AND RESTATED

COMPANY AGREEMENT

OF

MERITAGE HOMES OF TEXAS JOINT VENTURE HOLDING COMPANY, LLC

A Texas Limited Liability Company

This Amended and Restated Company Agreement of Meritage Homes of Texas Joint Venture Holding Company, LLC (this “Agreement”), dated effective as of May 10, 2012, is executed and agreed to, for good and valuable consideration, by the Member (as defined below) and the Company. This Agreement hereby amends and restates in its entirety the Regulations of the Company dated on or about September 10, 1998.

ARTICLE I

DEFINITIONS

Capitalized terms contained herein shall have the meanings set forth in Schedule 1 attached hereto and incorporated herein.

ARTICLE II

ORGANIZATION

2.1 Formation. The Company has been organized as a Texas limited liability company by the filing of Articles of Organization (the “Articles”) with the Texas Secretary of State under and pursuant to the TBOC.

2.2 Name. The name of the Company is “Meritage Homes of Texas Joint Venture Holding Company, LLC,” and all Company business shall be conducted in that name or such other names that comply with applicable law as the Member may select from time to time.

2.3 Purpose. The purpose of the Company is to transact any and all lawful business for which limited liability companies may be organized under the TBOC.

2.4 Term. The Company commenced on the date that the Articles were filed with the Texas Secretary of State and shall continue in existence until terminated in accordance with this Agreement or the TBOC.

2.5 Registered Office and Registered Agent. The registered office of the Company required by the TBOC to be maintained in the State of Texas shall be 211 East 7th Street, Suite 620, Austin, Texas 78701, or such other office as the Member may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Texas shall be the Corporation Service Company d/b/a CSC-Lawyers Incorporating Service Company or such other Person or Persons as the Member may designate from time to time in the manner provided by law. The principal office of the Company in the United States shall be at such place as the Member may designate from time to time, which need not be in the State of Texas, and the Company shall maintain records there as required by the TBOC. The Company may have such other offices as the Member may designate from time to time.

2.6 Qualification. Before conducting any business in any jurisdiction, the Member shall cause the Company to comply with all requirements for the qualification of the Company to conduct business as a limited liability company in such jurisdiction.

ARTICLE III

MEMBERSHIP; DISPOSITIONS OF INTERESTS

3.1 Member. The Member is the Person executing this Agreement as of the date of this Agreement as Member.

3.2 Disposition. Upon the transfer of the Member’s Membership Interest, the transferee shall be admitted as a Member upon the transferee’s acceptance and assumption of the terms and conditions of this Agreement by a written agreement to that effect.

ARTICLE IV

CAPITAL CONTRIBUTIONS AND DISTRIBUTIONS

4.1 Initial Contributions. The Member has made a Capital Contribution in the amount set forth in the books and records of the Company. No interest shall accrue on any Capital Contribution, and the Member shall not have the right to withdraw or be repaid any Capital Contribution except as provided in this Agreement.

4.2 Subsequent Contributions. Additional Capital Contributions may be made at the reasonable discretion of the Member.

4.3 Distributions. The Company may make such distributions of capital as are determined by the Member from time to time in its discretion. No distribution shall be made unless, immediately after the distribution, the fair value of the total assets of the Company equals or exceeds the total liabilities of the Company, all in accordance with Section 101.206 of the TBOC.

ARTICLE V

MANAGEMENT

5.1 Management. The management of the Company is fully vested in and is hereby delegated to the Member.

5.2 Officers. The Member may, from time to time, designate one or more Persons to be officers of the Company.

5.3 Reimbursement. The Member shall be entitled to be reimbursed for reasonable out-of-pocket costs and expenses incurred in the course of its service hereunder.

5.4 Action by Written Consent or Telephone Conference. Any action permitted or required by the TBOC, the Articles, or this Agreement to be taken at a meeting of the Member may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by the Member. Such consent shall have the same force and effect as a vote at a meeting and may be stated as such in any document or instrument filed with the Texas Secretary of State, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Member. Subject to the requirements of the TBOC, the Articles, or this Agreement, unless otherwise restricted by the Articles, the Member may participate in and hold a meeting of the Member by means of a conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

5.5 Meetings. Unless otherwise required by law or provided in the Articles or this Agreement, the presence of the Member shall constitute a quorum for the transaction of business of the Member.

ARTICLE VI

EXCULPATION AND INDEMNIFICATION

6.1 Exculpation and Indemnification.

(a) Exculpation. No Member or officer of the Company (collectively, the “Covered Persons”) shall be liable to the Company, a Member (if more than one Member), or any other Person who has an interest in or claim against the Company for any loss, damage, or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement.

(b) Right to Indemnification. The Company shall indemnify persons who are or were a Member or officer of the Company both in their capacities as a Member or officer of the Company and, if serving at the request of the Company as a director, manager, officer, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company, corporation, trust, partnership, joint venture, sole proprietorship, employee benefit plan, or other enterprise, in each of those capacities (each, an “Indemnified Person”), against any and all liability and reasonable expense that may be incurred by them in connection with or resulting from (a) any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative (collectively, a “Proceeding”), (b) an appeal in such a Proceeding, (c) any inquiry or investigation that could lead to such a Proceeding, or (d) all loss, damage, expense (including without limitation fees and expenses of attorneys and other advisors and any court costs incurred by any Indemnified Person) or liability by reason of anything any Indemnified Person does or refrains from doing for, or in connection with the business or affairs of, the Company, all to the fullest extent permitted by Chapter 8 of the TBOC. The Company shall pay or reimburse, in advance of the final disposition of the Proceeding, to all Persons who are or were a Member or officer of the Company all reasonable expenses incurred by such Person who was, is, or is threatened to be made a named defendant or respondent in a Proceeding to the fullest extent permitted by Chapter 8 of the TBOC. The Company may indemnify Persons who are or were an employee or agent (other than a Member or officer) of the Company, or Persons who are not or were not employees or agents of the Company but who are or were serving at the request of the Company as a director, manager, officer, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company, corporation, trust, partnership, joint venture, sole proprietorship, employee benefit plan, or other enterprise (collectively, along with the current and former Members and officers of the Company, such persons are referred to herein as “Corporate Functionaries”) against any and all liability and reasonable expense that may be incurred by them in connection with or resulting from (x) any Proceeding, (y) an appeal in such a Proceeding, or (z) any inquiry or investigation that could lead to such a Proceeding, all to the fullest extent permitted by Chapter 8 of the TBOC. The rights of indemnification provided for in this Article VI shall be in addition to all rights to which any Corporate Functionary may be entitled under any agreement or vote of the Member or as a matter of law or otherwise.

(c) Insurance. The Company may purchase or maintain insurance on behalf of any Corporate Functionary against any liability asserted against him and incurred by him in such a capacity or arising out of his status as a Corporate Functionary, whether or not the Company would have the power to indemnify him against the liability under the TBOC or this Agreement.

(d) Savings Clause. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Member, officer or any other Person indemnified pursuant to this Article VI as to costs, charges, and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE VII

TAXES

7.1 Tax Returns. The Member shall cause to be prepared and filed all necessary federal and state income tax returns for the Company, including making the elections described in Section 7.2.

7.2 Tax Elections. The Member shall make tax elections with respect to the Company in its discretion.

7.3 Tax Matters Partner. The Member shall be the “tax matters partner” (as defined by the Code) of the Company.

ARTICLE VIII

TERMINATION AND LIQUIDATION

8.1 Events Requiring Winding Up. The Company shall wind up its business and affairs upon the first to occur of the following:

(a) the vote or written consent of the Member; or

(b) entry of a decree of judicial dissolution of the Company under Section 11.314 of the TBOC.

8.2 Winding Up and Termination. If the business and affairs of the Company are to be wound up, the Member shall act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the TBOC.

ARTICLE IX

GENERAL PROVISIONS

9.1 Entire Agreement. This Agreement constitutes the entire company agreement of the Company, and the entire agreement of the Member regarding the Company’s governance.

9.2 Amendment or Modification. This Agreement may be amended or modified from time to time only by a written instrument executed and agreed to by the Member.

9.3 Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE ENFORCED UNDER AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.

9.4 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or the Member.

9.5 Binding Effect. This Agreement is binding on and inures to the benefit of the Member and its successors and assigns.

9.6 Termination of Operating Agreement. Upon the execution and adoption of this Agreement, the Operating Agreement of the Company, dated September 10, 1998, will automatically terminate.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

COMPANY: MERITAGE HOMES OF TEXAS JOINT VENTURE HOLDING COMPANY, LLC

By: Meritage Homes of Texas, LLC Its: Sole Member

By: Meritage Homes of Texas Holding, Inc. Its: Sole Member

By:	/s/ LARRY W. SEAY
Name: Larry W. Seay Title: Executive Vice President, Chief Financial Officer and Assistant Secretary

MEMBER: MERITAGE HOMES OF TEXAS, LLC By: Meritage Homes of Texas Holding, Inc. Its: Sole Member

By:	/s/ LARRY W. SEAY
Name: Larry W. Seay Title: Executive Vice President, Chief Financial Officer and Assistant Secretary

Schedule 1

Definitions

“Agreement” shall have the meaning set forth in the preamble.

“Articles” has the meaning given that term in Section 2.1.

“Capital Contribution” means, with respect to any Member, the amount of cash and the agreed value of all non-cash property (net of any liabilities secured by such property that the Company is considered to assume or take subject to under Code Section 752) contributed by such Member to the Company in accordance with this Agreement. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Company by the maker of the note shall not be included in the capital account of any Person until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2).

“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

“Company” means Meritage Homes of Texas Joint Venture Holding Company, LLC, a Texas limited liability company.

“Corporate Functionaries” has the meaning set forth in Article VI.

“Indemnified Person” has the meaning set forth in Article VI.

“Member” means any Person executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member as provided in this Agreement, but does not include any Person who has ceased to be a member in the Company.

“Membership Interest” means the interest of a Member in the Company, including rights to distributions (liquidating or otherwise) and allocations and the Member’s right to vote or consent regarding that interest as provided in this Agreement.

“Person” means an individual or a corporation, limited liability company, partnership, trust, estate, unincorporated organization, association, or other entity.

“Proceeding” has the meaning set forth in Article VI.

“Regulations” means the Department of Treasury Regulations promulgated under the Code, whether proposed, temporary or final, as amended and in effect (including corresponding provisions of succeeding regulations).

“TBOC” means the Texas Business Organizations Code and any successor statute, as amended from time to time.

Other terms defined herein have the meanings so given them.